UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                    GeoCities
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   37247V 10 6
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                                 (CUSIP Number)



          RONALD D. FISHER                           STEPHEN A. GRANT, ESQ.
       SOFTBANK HOLDINGS INC.                          SULLIVAN & CROMWELL
     10 LANGLEY ROAD, SUITE 403                         125 BROAD STREET
       NEWTON CENTER, MA 02159                         NEW YORK, NY 10004
           (617) 928-9300                                (212) 558-4000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  May 28, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (continued on following pages)
                              (Page 1 of 10 Pages)

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 2 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK America Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         OO
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    HC, CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 3 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK Holdings Inc.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         OO
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    HC, CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 4 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Japan
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    HC, CO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 5 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Masayoshi Son
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Japan
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 6 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK Technology Ventures IV L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         OO
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 7 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     STV IV LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS

                         AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    -0-
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     -0-
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      -0-
 PERSON WITH               -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                        [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

                    OO
--------------------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 8 OF 10 PAGES
---------------------                                      ---------------------


         SOFTBANK America Inc., a Delaware corporation ("SB America"), SOFTBANK Holdings Inc., a Delaware corporation ("SBH"), SOFTBANK Corp., a Japanese corporation ("Softbank"), Mr. Masayoshi Son, a Japanese citizen, SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership ("SOFTBANK Technology"), and STV IV LLC, a Delaware limited liability company ("STV"), hereby amend their report on Schedule 13D filed on January 11, 1999 with respect to shares of Common Stock, par value $0.001 per share (the "Common Stock"), of GeoCities, a corporation organized under the laws of Delaware (the "Issuer"), beneficially owned by them. SB America, SBH, Softbank, Mr. Son, SOFTBANK Technology and STV are collectively referred to herein as "Reporting Persons". Only certain sections of the Original Statement are hereby supplemented by the information set forth below.

Item 5.  Interest in Securities of the Issuer.

         On May 28, 1999, pursuant to the Agreement and Plan of Merger filed as
Exhibit 1 hereto, the merger of the Issuer and Yahoo! Inc., a California corporation ("Yahoo!"), became effective. On that date, each outstanding share of Common Stock was exchanged for .6768 shares of Yahoo! common stock. The Reporting Persons ceased to be the beneficial owners of more than 5% of the Common Stock.


Item 7.  Material to be filed as Exhibits.

1. Agreement and Plan of Merger by and among Yahoo! Inc., Home Page Acquisition Corp. and GeoCities dated as of January 27, 1999 (incorporated herein by reference to Exhibit 1 of the Statement on Schedule 13D filed by Yahoo! Inc. on February 8, 1999 with respect to the Common Stock of GeoCities).

2. Agreement of Joint Filing dated as of January 11, 1999, among Softbank, Mr. Son, SBH, SB America, SOFTBANK Technology and STV (incorporated herein by reference to Exhibit 10 of the Schedule 13D filed on January 11, 1999 by SB America, SBH, Softbank, Mr. Son, SOFTBANK Technology and STV with respect to the Common Stock of GeoCities).

3.   Power of Attorney from STV and SOFTBANK Technology.

4. Power of Attorney from SOFTBANK and Mr. Son (incorporated herein by reference to Exhibit 24 of the Statement on Schedule 13G filed by SOFTBANK Corp., Masayoshi Son and SOFTBANK Ventures, Inc. on February 17, 1998 with respect to the Common Stock of Concentric Network Corporation).

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                     PAGE 9 OF 10 PAGES
---------------------                                      ---------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 9, 1999

                                        SOFTBANK AMERICA INC.


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Secretary


                                        SOFTBANK HOLDINGS INC.


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Secretary


                                        SOFTBANK CORP.


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Attorney-in-fact



                                        MASAYOSHI SON


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Attorney-in-fact

---------------------                                      ---------------------
CUSIP NO. 37247V 10 6                13D                    PAGE 10 OF 10 PAGES
---------------------                                      ---------------------


                                        SOFTBANK TECHNOLOGY VENTURES IV L.P.

                                        By:  STV IV LLC
                                             Its General Partner


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Attorney-in-fact



                                        STV IV LLC


                                        By:  /s/ Stephen A. Grant
                                           --------------------------------
                                           Stephen A. Grant,
                                           Attorney-in-fact